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                                                                      APPENDIX B

                       [LETTERHEAD OF TRIDENT SECURITIES]

                                October 17, 2001

Board of Directors
Innes Street Financial Corporation
401 West Innes Street
Salisbury, North Carolina 28144

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of common stock (the "Innes Street Common Stock") of Innes Street Financial Corporation ("Innes Street"), of the consideration to be paid by Gaston Federal Bancorp, Inc. ("Gaston Bancorp") pursuant to the Agreement and Plan of Merger, dated as of July 16, 2001 (the "Merger Agreement") by and between Innes Street and Gaston Bancorp. Unless otherwise noted, all terms used herein will have the same meaning as defined in the Merger Agreement.

     As more specifically set forth in the Merger Agreement, and subject to a number of conditions and procedures described in the Merger Agreement, at the effective time (the `Effective Time"), Innes Street will be acquired by Gaston Bancorp (the "Merger"), the separate corporate existence of Innes Street will cease and each share of Innes Street Common Stock issued and outstanding prior to the Effective Time of the Merger will be converted into the right to receive $18.50 in cash (the "Consideration").

     Trident Securities ("Trident"), a division of McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     We have acted as Innes Street's financial advisor in connection with, and have participated in certain negotiations leading to, the Merger Agreement. In connection with rendering our opinion set forth herein, we have among other things:

  (i) Reviewed certain publicly available information concerning Innes Street, including the Annual Reports on Form 10-KSB of Innes Street for each of the years ended September 30, 1999 and September 30, 2000 and the Quarterly Report on Forms 10-QSB of Innes Street for the quarters ended December 31, 2000, March 31, 2001, and June 30, 2001;

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     Innes Street Financial Corporation
     Board of Directors
     Page 2


         (ii) Reviewed certain other internal information, primarily financial in nature relating to the respective businesses, earnings, assets and prospects of Innes Street and Gaston Bancorp provided to us or publicly available for purposes of our analysis;

         (iii) Participated in meetings and telephone conferences with members of senior management of Innes Street concerning the financial condition, business, assets, financial forecasts and prospects of the company, as well as other matters we believed relevant to our inquiry;

         (iv) Reviewed certain stock market information for Innes Street Common Stock and compared it with similar information for certain companies, the securities of which are publicly traded;

         (v) Compared the results of operations and financial condition of Innes Street with that of certain companies, which we deemed to be relevant for purposes of this opinion;

         (vi) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

         (vii)  Reviewed the Merger Agreement and certain related documents;
                and

         (viii) Performed such other reviews and analyses as we have deemed appropriate.

               In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Innes Street and Gaston Bancorp contained in the Merger Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Innes Street or Gaston Bancorp, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Innes Street or Gaston Bancorp. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of Innes Street on a basis reflecting the best currently available estimates and judgments of the management of Innes Street as to the future performance of Innes Street. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of

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TRIDENT SECURITIES

     Innes Street Financial Corporation
     Board of Directors
     Page 3


     the conditions to the consummation of the Merger as set forth in the Merger Agreement, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement.

          This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration, to the holders of Innes Street Common Stock, and does not address the underlying business decision by Innes Street's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any Innes Street shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Innes Street Common Stock may be at the Effective Time of the Merger or as to the prospects of Innes Street's business or Gaston Bancorp's business.

          We have acted as financial advisor to Innes Street in connection with the Merger and will receive from Innes Street a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as Innes Street's agreement to indemnify us under certain circumstances. We will also receive a fee for our services in rendering this opinion. In the past, we have also provided certain other investment banking services for Innes Street and have received compensation for such services.

          In the ordinary course of business, we may actively trade securities of Innes Street for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

          This opinion is directed to the Board of Directors of Innes Street and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Innes Street Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in form reasonably acceptable to us and our counsel.

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TRIDENT SECURITIES

     Innes Street Financial Corporation
     Board of Directors
     Page 4


          Based upon and subject to the foregoing and such other matters, as we consider relevant, it is our opinion that as of the date hereof, the Consideration is fair, from a financial point of view, to the stockholders of Innes Street.

                                     Very truly yours,
                                     Trident Securities

                                     TRIDENT SECURITIES,
                                     a Division of McDonald Investments Inc.

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